Exhibit 16.4

FEDERATED MDT EQUITY TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated MDT Equity Trust (“Trust”), hereby consent, in accordance with the laws of the State of Delaware and Article IV of the Declaration of Trust, and Article IV, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Clover Value Fund, a portfolio of Federated Equity Funds, into Federated MDT Large Cap Value Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 16th day of May, 2017.

/s/ John T. Collins John T. Collins	/s/ Peter E. Madden Peter E. Madden
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John B. Fisher John B. Fisher	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ G. Thomas Hough G. Thomas Hough	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh